PETROtech
Resources Company

Professional Technical Services
for the Petroleum Industry

Daybreak Oil and Gas, Inc.
1414 S. Friendswood Dr.
Suite 212
Friendswood, TX 77546

RE: Securities and Exchange Commission Annual Report on Form 10-K

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name PETROtech Resources Company, Inc. and to references to PETROtech Resources Company, Inc., an independent petroleum engineering firm; and to the inclusion of information contained in our reports as of May 19, 2023, in your Annual Report on Form 10-K for the year ended February 28, 2023 to be filed on or around January 18, 2024.

Sincerely,

PETROtech Resources Company, Inc.
California Registration No. P1804
Bakersfield, California
January 17, 2024